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                                                                      Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT

                           Year Ended August 31, 1996



      Wholly owned subsidiaries of the registrant are:

            Penford Products Co.
              incorporated under the laws of the State of Delaware

            Edward Mendell Co., Inc.
              incorporated under the laws of the State of Washington

            Mendell U.K. Ltd.
              incorporated under the laws of the United Kingdom

            Edward Mendell GmbH
              incorporated under the laws of Germany

            Edward Mendell Finland OY
              incorporated under the laws of Finland

            PENWEST Export Corporation

      All subsidiaries are included in the consolidated financial statements.


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